UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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CME GROUP INC.

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Hello,

My name is Will Hobert and I am a candidate for a Class B-1 seat on the CME Group Board of Directors.

I am running on my nearly three decades of industry experience as an open outcry market maker, electronic options and futures trader, company founder, and owner of WH Trading. As managing Member of WH Trading, I oversee technology, risk management, operations and strategy development. Since founding WH Trading in 1994, the firm has grown to over 70 employees. WH Trading participates in a wide range of futures and options markets both on the CME Group floor and electronically on numerous exchanges worldwide. Like many market participants, we have developed in-house proprietary options and futures trading software and we benchmark the performance of our trading systems at the microsecond level.

I am running on my ability to adapt to changes in a dynamic trading industry and my resultant success as a proprietary firm owner. Over the last decade, CME Group has grown and advanced as technology has driven massive change in the trading industry and capital markets. Similarly, WH Trading has reinvented itself to adapt to the new trading landscape. As financial markets evolved and liquidity shifted from open outcry to the electronic trading screens, WH Trading, like CME Group, was forced to make the challenging transition from a trading firm to a technology firm. Over the last decade, I have guided WH Trading through a major expansion as we built an electronic, automated trading operation that has also served to enhance and grow our robust floor trading operation. However, the advancement of technology and the evolution of the financial markets is a never-ending process and in the coming decade one’s ability to adapt to changes, some of which we cannot currently predict, will dictate survival and success. I know what it takes to survive and thrive amidst change, and as a Board member, I will tirelessly work to ensure that the Exchange and its members are best prepared for the next systemic change.

I am running because the Board of Directors needs a member who has a diverse trading background that includes open outcry, electronic, over the counter and options trading experience. I have traded on all of these execution venues and understand the issues, benefits and market structure implications associated with each. With options trading comprising approximately 20% of CME Group’s overall volume, its members deserve a Board member who truly understands the critical issues, complex market structure and pressing problems facing options traders. My 25 years of option trading, risk management, and strategic planning would provide a necessary voice on the Board of Directors as open outcry, exchange matching engines and voice brokers all compete for options volume. Finally, WH Trading holds memberships at CME, CBOT, NYMEX and COMEX which has provided me with a holistic perspective of CME Group and the unique challenges and opportunities that face CME members.

I am running because I understand the importance of strong relationships with elected officials. Over the past decade, I have worked to advocate on behalf of and preserve the interests of the trading industry. Annually, I travel to Washington, DC to advocate on behalf of CME Group where I have participated in informational sessions with SEC and CFTC commissioners, House and Senate Committees, and Congressional Leadership. I have participated in a small intimate meeting with house leadership to ensure that CME Group’s interests were represented and legislative priorities advanced. I understand the importance of strong relationships with Washington, DC. As a result, I was solicited to serve as a CME PAC Board of Director working to ensure that support is given to candidates to ensure their education and understanding of CME Group.

Should you have any questions, or would like to chat, please do not hesitate to reach out to me.

Sincerely,
YOUR VOTE IS IMPORTANT! 855-928-4491
Will Hobert Managing Member WH Trading LLC whobert@whtrading.com

Broadridge, CME Group’s inspector of election, is providing Class B shareholders who cannot locate their 16-digit control number the ability to cast their votes over the phone by calling the number above.

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CME Group Inc. has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding the Annual Meeting of Shareholders to be held on May 9, 2018. Shareholders of CME Group Inc. are urges to read the definitive proxy statement and any other relevant materials filed by CME Group Inc. with the SEC because they contain, or will contain, important information about CME Group Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by CME Group Inc. with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting CME Group Inc., Shareholder Relations and Membership Services, 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding material was prepared and distributed solely by the candidate. The views and options expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of CME Group Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.

The following statement is included in communications to the Class B shareholders

Your support is much appreciated. Georgi